Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL COMMENTS ON NET FINANCIAL IMPACT OF

SECOND AND FIRST QUARTER 2011 CATASTROPHES

Pembroke, Bermuda, July 14, 2011 – AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today estimated that the total net financial impact of the June 2011 aftershock in New Zealand and the series of severe weather events that occurred in the U.S. in April and May 2011 is expected to be $90-$105 million. These amounts are net of reinsurance coverage, tax and reinstatement premiums.

The net financial impact of the New Zealand aftershock is expected to be $30-$35 million. The net financial impact of the severe weather events that occurred in the U.S. during the second quarter is expected to be $60-70 million.

Further, the Company has reviewed updated information from clients for the first quarter 2011 catastrophes and expects a negative net financial impact of approximately $20 million due to an increase in the aggregate net loss estimate for the first quarter catastrophes. Favorable developments related to the net loss estimates for the earthquake and tsunami in Japan and the loss events in Australia that occurred during the first quarter are expected to largely offset an increase in the net loss estimate for the New Zealand earthquake that occurred during the first quarter.

The Company’s loss estimates for these events are primarily based on the Company’s ground-up assessment of individual contracts and treaties in the affected regions and are consistent with the Company’s market position in the respective regions impacted by these catastrophe events. Other information considered in developing net loss estimates includes current industry

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com

insured loss estimates, market share analysis, catastrophe modeling analysis and limited information from clients, brokers and loss adjusters. The Company currently estimates that industry losses will be $3 billion for the June 2011 aftershock in New Zealand and $16 billion for the severe weather events that occurred in the U.S. during the second quarter of 2011. The Company currently estimates that industry losses related to the New Zealand earthquake that occurred in the first quarter of 2011 have increased to $15 billion and that industry losses related to Japan earthquake and tsunami have decreased to $25-$30 billion. The Company estimates that industry losses related to the first quarter loss events in Australia will be $6 billion.

The Company’s assessment of its exposure to these catastrophe events is ongoing. The actual net financial impact of these catastrophe events may differ materially from the Company’s estimates due to the inherent uncertainties of making such estimates, including, but not limited to, the preliminary nature of available information, regulatory requirements, complications associated with claims adjustment in affected regions, variability associated with coverage definition and potential inaccuracies and inadequacies in data provided by clients and brokers.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2011 of $5.2 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com

results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include the occurrence and magnitude of natural and man-made disasters; actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues; the failure of our cedants to adequately evaluate risks; interest rate and/or currency value fluctuations; general economic conditions; and the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com